New Zealand Sales Agreement

INFORMATION HEREIN MARKED WITH "[CT REQUESTED]" HAS BEEN DELETED
PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER
THE SECURITIES EXCHANGE ACT OF 1934.

 CONFORMED COPY

                 NEW ZEALAND SALE AGREEMENT



THIS  AGREEMENT is made on 10 April 1996 between:

1.   CONTAINERS PACKAGING (N.Z.) LIMITED incorporated in New
Zealand of Nesdale Avenue, Wiri, Auckland, New Zealand (CNZ);

2.   LEIGH-MARDON (NZ) LIMITED incorporated in New Zealand of 1st
Floor, 175 Vivian Street, Wellington, New Zealand (LNZ);

3. KIWI PACKAGING (CARTONS) LIMITED incorporated in New Zealand of 12- 14 Lockhart Place, Mt Wellington, Auckland, New Zealand
(Kiwi);

     (collectively referred to as the Vendors)

4.   ABN NEW ZEALAND LIMITED incorporated in New Zealand of Level
1, AMP Centre, 1 Grey Street, Wellington, New Zealand (the New
Zealand Purchaser);

5. AMERICAN BANKNOTE AUSTRALASIA LIMITED (ACN 072 664 692) incorporated in Victoria of 525 Collins Street, Melbourne,
Victoria, Australia (the Purchaser's Guarantor);

6.   CONTAINERS PTY LTD (ACN 004 275 165) incorporated in
Victoria of 679 Victoria Street, Abbotsford, Victoria, Australia
(the Vendors' Guarantor).

                            RECITALS:

A. The Vendors carry on the Business at various locations in New Zealand and in connection therewith own the Assets.

B.   The Vendors have agreed to sell and the New Zealand
Purchaser has agreed to purchase the Assets and to assume certain liabilities in respect of the Business on the terms of this Agreement.

C. In consideration of the Vendors entering into this Agreement at the request of the Purchaser's Guarantor, the Purchaser's
Guarantor has agreed to give the guarantees and indemnities in this Agreement.

D. In consideration of the New Zealand Purchaser entering into this Agreement at the request of the Vendors' Guarantor, the Vendors' Guarantor has agreed to give the guarantees and indemnities in this Agreement.

 IT IS AGREED as follows.

1.   DEFINITIONS AND INTERPRETATION

1.1  Definitions

The following definitions apply unless the context requires otherwise.

ABH means American Banknote Australasia Holdings Inc incorporated in Delaware of 49th Floor, 200 Park Avenue, New York, New York, the United States of America.

ABN means American Banknote Corporation incorporated in New York of 51 West 52nd Street, New York, New York, the United States of
America..

Adjustment Date means the date on which the final form of the Completion Accounts are accepted in writing by a director of the New Zealand Purchaser (being a director appointed by ABH).

Advertising Material means all advertising, sales and marketing material used by the Vendors in connection with the Business (but not including any copyright or other intellectual property rights in such material).

Approved Capital Expenditure has the meaning set out in the Master Agreement.

Asia means Asia and includes without limitation [CT REQUESTED].

Assets means the following assets:

(a)  Goodwill;

(b)  Plant and Equipment;

(c)  all Trading Stock as at the close of business on the First
Completion Date (whether then on or in transit to the Sites or elsewhere);

(d)  Prepayments;

(e)  Other Debtors;

(f)  Business Records;

(g)  the Undertaking;

(h)  the Intellectual Property Rights; and

(I)  Other Assets.

Auditor's Certificate has the meaning set out in Clause 4.2.

Australian Business means the business sold by LM pursuant to the Australian Sale Agreement.

Australian Purchasers means the Business Purchaser, the Fortronic
Shares Purchaser and the PSS Shares Purchaser.

Australian Sale Agreement means the agreement for the sale of the Australian Business, the Fortronic Shares and the PSS Shares.

Authorisation means the permits, licences, consents and approvals held by the Vendor in relation to the Business.

Balance Date means 31 December 1995.

Book Debts means all the trade debts owed to the Vendors relating to the Business.

Business means the business carried on in New Zealand by the Vendors of the:

(a) manufacture and supply of personalised cheques and cheque books, deposit books, bank cheques, bearer securities and other made to order products;

(b) provision of electronic printing services for products including cheque and credit card statements, superannuation statements and council rate notices;

(c) manufacture and supply of plastic transaction cards, plastic promotional and membership and identification cards, and firearms licences;

(d) the provision of bureau personalisation services and encoding services;

(e) the sale and/or maintenance of photographic, personalisation, encoding and mailing equipment; and

(f)  any other operations or activities carried on by the Vendors which are incidental or ancillary to the operations and
activities described in paragraphs (a)  -(e)   inclusive.

Business Contracts means the agreements made by the Vendors with their customers or suppliers or otherwise in connection with the Business.

Business Day means a week day on which banks are open in Melbourne and Auckland.

Business Liabilities means:

(a)  the Trade Payables;

(b)  the Employee Provisions; and

(c)  the Other Provisions and Accruals.

Business Purchaser means ABN Security Pty Ltd (ACN 072 977 292) incorporated in Victoria of 525 Collins Street, Melbourne,
Victoria, Australia.

Business Records means all books of account, accounts, records and data and all other documents relating solely to the Business and the Assets.

[CT REQUESTED] Tenancy means the arrangement pursuant to which [CT REQUESTED] occupies the premises situated at [CT REQUESTED].

[CT REQUESTED] means the arrangement pursuant to which [CT
REQUESTED] occupies the office at [CT REQUESTED] and [CT
REQUESTED].

Completion Accounts has the meaning set out in Clause 4.

Completion Balance Sheet means the audited balance sheet to be prepared in accordance with Clause 4.

Confidentiality Agreement means the confidentiality agreement between LM and ABN dated 11 May 1995.

Contamination means a solid, liquid, gas, odour, radiation or substance (including, without limitation, asbestos) which makes or may make, the Premises, or the surrounding Environment unfit for the purposes for which the Premises are currently used by the Vendors.

Corporations Law means the Corporations Law of Australia.

Data Room means the designated room containing disclosure material located at Level 32, 530 Collins Street, Melbourne.

December Management Accounts means the management accounts
contained in Data Room Documents SA6.1.2, SA7.   1.3 and SA8.1.3
for the period commencing 1 July 1995 and ending 31 December
1995.

[CT REQUESTED] means the arrangements pursuant to which [CT
REQUESTED] occupies the premises situated at [CT REQUESTED], New
Zealand and the office situated at [CT REQUESTED].

Employees means the employees of CNZ, Kiwi and LNZ engaged in the Business as at the First Completion Date.

Employee List means the list of employees and their employment details which is initialled by a representative of each of the parties at the date of execution of this Agreement for the purposes of identification.

Employee Provisions means the aggregate amount of the liability of the Vendors for accrued annual leave (including applicable loadings), sick leave and long service leave entitlements of acquired employees (as defined in Clause 12.2) as determined from the amount set out in the final Completion Balance Sheet in respect of such entitlements for all Employees.

Environment means components of the earth, including:

(a)  land, air and water;

(b)  any layer of the atmosphere;

(c)  any organic or inorganic matter and any living organism;

(d)  human made or modified structures and areas; and

(e) interacting natural ecosystems that include any components of the kind referred to in paragraphs (a) -(c) ,

and for the purposes of this Agreement includes the meaning given to that word in any legislation which has force in the relevant jurisdiction.

Environmental Authorisation means the permits, licences, consents and approvals held by the Vendors in relation to the Business, under any Environmental Law.

Environmental Law means a provision of law, or a law which relates to:

(a)  any aspect of the Environment, safety, health; or

(b) the use of substances or conduct which may harm the Environment or be hazardous or otherwise harmful to human health.

Existing Terms and Conditions has the meaning given to that term in Clause 25.

Expert has the meaning set out in Clause 4.

First Completion means the completion by the parties of the sale and purchase of the Assets as provided in Clause 7.

First Completion Date means 15 May 1996 or, if the conditions referred to in Clause 13 (the Conditions) are not satisfied by that date, the day being seven days after the date on which the Conditions are satisfied or any other date as the parties agree.

Fortronic Shares has the meaning given in the Australian Sale
Agreement.

Fortronic Shares Purchaser means ABN Holdings Pty Ltd (ACN 072
977 229) incorporated in Victoria of 525 Collins Street,
Melbourne, Victoria, Australia.

Goodwill means the goodwill of the Business including (but not limited to):

(a)  the Technical Data;

(b) the Advertising Material (including the copyright in the Advertising Material which the Vendors own and the right of the Vendors to use, but not ownership of, the Advertising Material where the copyright is not owned by the Vendors);

(c) all contracts and orders referred to in Clauses 16.1 and 16.4, all transferable licences, permits, quotas, consents or authorities held by the Vendors in connection with the Business and the Leases referred to in Clause 6;

(d) the Vendors' copyright (if any) in labelling or printing used by the Vendors solely in connection with the Business; and

(e) the Vendors' copyright (if any) in software used by the Vendors solely in connection with the Business,

but excluding any interest in the names "Kiwi Packaging" or "Containers Packaging".

GST means goods and services tax payable under the Goods and Services Tax Act 1985.

Hired Plant and Equipment means the plant and equipment specified in Schedule 3 and all other plant and equipment hired by the Vendors in connection with the Business.

Hiring Agreements means the agreements under which the Hired
Plant and Equipment is hired to the Vendors.

Intellectual Property Rights means:

(a) the Trade Marks (including the goodwill associated with them);

(b)  the Patents and Designs; and

(c)  the Know How.

June Management Accounts means the management accounts contained in Data Room Documents SA6.1.2, SA7.1.3 and SA8.1.3 for the period commencing 1 July 1994 and ending 30 June 1995.

Know How means all the knowledge and information (whether contained in the Business Records or otherwise) which the Vendors own and use relating solely to the Business.

Leases means the Hiring Agreements and the Property Leases.

Liabilities means debts or liabilities of any kind, including those which are prospective or contingent and those the amount of which is not ascertained or ascertainable.

LM means Leigh-Mardon Pty Limited (ACN 004 432 633) incorporated in Victoria of 679 Victoria Street, Abbotsford, Victoria,
Australia.

Management Accounts means the June Management Accounts and the
December Management Accounts.

Master Agreement means the agreement between the parties to this Agreement and LM to be entered into on or about the date of this Agreement dealing with the interdependency of this Agreement and the Australian Sale Agreement, purchase price adjustments to be made under this Agreement and the Australian Sale Agreement and global limits for warranty claims.

Material Contracts means the following agreements:

(a)  the [CT REQUESTED]; and

(b)  the [CT REQUESTED].

[CT REQUESTED]

[CT REQUESTED]

where:

[CT REQUESTED]

[CT REQUESTED] means the Printing Supply Agreement between the
[CT REQUESTED].

[CT REQUESTED] means the Agreement between [CT REQUESTED] acting by and through the [CT REQUESTED] (NZ) [CT REQUESTED].

Other Assets means all tangible property and assets owned by the Vendors in connection with the Business other than:

(a)  Plant and Equipment;

(b)  all Trading Stock;

(c)  Prepayments;

(d)  Other Debtors;

(e)  cash at bank, on deposit or on hand;

(f) insurance policies owned by the Vendors and the benefit of any claims under them;

(g)  Book Debts; and

(h)  future income tax benefit.

Other Debtors means all receivables owed to the Vendors relating to the Business as at the close of business on the First
Completion Date other than the Book Debts, the total amount of which is to be set out in the final Completion Balance Sheet.

Other Provisions and Accruals means the aggregate gross amount of the liability of the Vendors for various provisions details of which are set out in Schedule 17 relating to the Business, the total amount of which as at the close of business on the First Completion Date, is to be set out in the final Completion Balance Sheet.

Patents and Designs means the patent registrations and applications for registration and the design registrations and applications for registration specified in Part 2 of Schedule 2.

Penalty Interest Rate means the penalty interest rate fixed from time to time pursuant to section 2 of the Penalty Interest Rates
Act 1983 (Victoria).

Plant and Equipment means all the motor vehicles, plant, equipment, furniture, fixtures and fittings and all spare parts, tools and other maintenance items owned by the Vendor and used in relation to the Business (including, without limitation, those items specified in the asset registers of the Vendors to be initialled at First Completion by a representative of each of the parties for the purpose of identification).

Prepayments means prepayments made by the Vendors in the ordinary conduct of the Business prior to the close of business on the First Completion Date which relate to a period after close of business on the First Completion Date, the total amount of which is to be set out in the final Completion Balance Sheet.

Premises means the premises which are the subject of the Property
Leases.

Property Leases means the leases specified in Schedule 4.

PSS Shares has the meaning given in the Australian Sale
Agreement.

PSS Shares Purchaser means ABN Pacific Pty Ltd (ACN 072 977 265) incorporated in Victoria of 525 Collins Street, Melbourne,
Victoria, Australia.

Related Body Corporate has the meaning given to it in the Corporations Law.

Relevant Employees means the employees to whom offers of employment are made pursuant to Clause 12.1.

Relevant Period has the meaning given to that term in Clause 25.

Security Interest means an interest or power:

(a) reserved in or over any interest in any asset including, without limitation, any retention of title; or

(b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of debt or any other monetary obligation or the performance of any other obligation and whether existing or agreed to be granted or created.

Senior Debt Facilities Terms Sheet means the Terms Sheet set out in Schedule 1.

Senior Debt Provider has the meaning given to that term in the Senior Debt Facilities Terms Sheet.

Sites means the locations of the land described in the Property
Leases.

Subordinated Debt Terms Sheet means the Terms Sheet set out in
Schedule 8.

Supply Arrangements has the meaning given to that term in Clause
25.

Technical Data means all drawings, specifications, formulae and operating manuals which the Vendors own and use relating solely to the Business (other than the Patents and Designs) and all of the Vendors' copyright (if any) in them.

Trade Marks means the trade mark registrations and applications for registration specified in Part 1 of Schedule 2.

Trade Payables means the aggregate amount owing by the Vendors to suppliers of goods and services to, and other creditors of, the Business, including all accruals for such matters, the aggregate amount of which (as at the close of business on the First Completion Date) is set out in the final Completion Balance Sheet. For the avoidance of doubt, this includes any amounts owing by the Vendors in respect of Approved Capital Expenditure.

Trading Stock means the trading stock of the Business and includes raw materials, work-in-progress, finished products, packaging and packaging materials (whether on the Sites or elsewhere) but excludes Advertising Material.

Transaction Documents means:

(a)  this Agreement;

(b)  the Australian Sale Agreement;

(c)  the Confidentiality Agreement;

(d)  the Master Agreement;

(e)  the Underwriting Agreement; and

(f) such other agreements, instruments or other documents as the parties may from time to time agree shall be Transaction
Documents for the purposes of this Agreement.

Undertaking means the benefit of the Undertaking contained in Clause 14.

Underwriting Agreement means the agreement between LM and the Purchaser's Guarantor to be entered into on or about the date of this Agreement dealing with the underwriting by LM or its nominee of subscriptions for shares in the Purchaser's Guarantor in order to facilitate the funding by the Purchaser's Guarantor of the purchases referred to in the Recitals to this Agreement and the Australian Sale Agreement.

Vendor Disclosed Material means all written information and material (including financial statements) in relation to the Assets and the Shares or any of them, provided or supplied by the Vendors or any of their representatives to the New Zealand Purchaser or any of its representatives prior to execution of this Agreement and, without limitation, includes all information and material in the Data Room and all written answers given by the Vendors or any of its representatives to the New Zealand Purchaser or any of its representatives in response to questions of the New Zealand Purchaser or any of its representatives in relation to such information or material together with the matters set out in Schedule 14.

Vendor Disclosed Matter means any matter disclosed by the Vendors to the New Zealand Purchaser in the Vendor Disclosed Material.

Warranties means the representations and warranties contained in
Part 1 of Schedule 5.

1.2Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)  The singular includes the plural and conversely.

(b)  A gender includes all genders.

(c) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d) A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e) A reference to a Clause or Schedule is a reference to a clause of or a schedule to, this Agreement.

(f) A reference to an agreement or document (including, without limitation, a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document.

(g) A reference to a party to this Agreement or another agreement or document includes the party's successors and permitted substitutes or assigns (and, where applicable, the party's legal personal representatives).

(h) A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i) A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(j)  A reference to dollars and $ is to Australian currency.

(k)  A reference to NZ$ is to New Zealand currency.

(l) A reference to a right or obligation of any two or more persons confers that right, or imposes that obligation, as the case may be, jointly and severally.

(m) A reference to an obligation to use best endeavours does not extend to:

(i) in the case of the Vendors, the payment of money to lessors of Sites or Hired Plant and Equipment or third parties to Business Contracts in consideration of the assignment or novation of the Vendors' rights and/or obligations to the New Zealand
Purchaser; or

(ii)in the case of the New Zealand Purchaser, using debt collectors or lawyers to collect Book Debts or stopping shipment of products to customers or paying an employee money to accept the New Zealand Purchaser's offer of employment made under Clause
12.1 in excess of the employee's current compensation package; or

(iii)  taking legal proceedings.

1.3  Consents or Approvals

If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion, unless otherwise stated.

2.   SALE OF BUSINESS

2.1  Subject to satisfaction of the conditions set out in Clause
13, the Vendors, for their respective rights and interests, sell free from all Security Interests and the New Zealand Purchaser buys on the terms set out in this Agreement the Assets.

2.2 Subject to satisfaction of the conditions set out in Clause 13, the New Zealand Purchaser agrees to assume the Business Liabilities as at the close of business on the First Completion Date up to the amount set out in the final Completion Balance Sheet for Business Liabilities on the terms set out in this Agreement with effect from First Completion.

2.3 The parties agree that this Agreement evidences the supply of a taxable activity as a going concern for the purposes of section 11(1)(c) of the Goods and Services Tax Act 1985 (Act) and that the transaction evidenced by this agreement is zero-rated for GST purposes.

2.4 If, notwithstanding the agreement of the parties as recorded in Clause 2.3, it is ascertained or determined that GST is payable in respect of the transaction evidenced by this Agreement, the GST shall, as between the Vendors and the New Zealand Purchaser, be payable by the New Zealand Purchaser in addition to the purchase price for the Assets and the New Zealand Purchaser shall, immediately upon demand being made by the Vendors (such demand being accompanied by reasonable evidence of the Vendors' liability to pay such GST), pay to the Vendors the amount of GST payable in respect of the transaction.

2.5 If the New Zealand Purchaser makes default in payment on the due date of any amount payable pursuant to Clause 2.4 then, without prejudice to the other remedies of the Vendors, the New Zealand Purchaser shall pay to the Vendors upon demand an amount equal to the amount of any additional tax that is chargeable pursuant to section 41 of the Act.

2.6 As between the Vendors and the New Zealand Purchaser, the Vendors are not obliged to pay any GST or additional tax or to take any other steps to minimise liability in respect of GST or additional tax until the corresponding payment is received from the New Zealand Purchaser.

2.7 The purchase price for the Assets is the lowest price that the parties would have agreed upon for the Assets under the rules relating to the accrual treatment of income and expenditure in the Income Tax Act 1994 and on that basis no income or expenditure arises under those rules.

3.      PURCHASE PRICE

3.1  The estimated purchase price for the [CT REQUESTED] $ [CT
REQUESTED].

3.2 The actual purchase price for the Net Tangible Assets is the aggregate value of the Net Tangible Assets as shown in the final Completion Balance Sheet. The purchase price for the Plant and Equipment, the Trading Stock, the Prepayments, the Other Debtors and the Other Assets will be allocated as set out in the Final Completion Balance Sheet.

3.3  The purchase price for the [CT REQUESTED] $[CT REQUESTED].

3.4  The purchase price for the [CT REQUESTED] $ [CT REQUESTED].

3.5  The purchase price for the [CT REQUESTED] $ [CT REQUESTED].

3.6  The purchase prices specified in Clauses 3.1, 3.3, 3.4 and
3.5 shall be paid to LNZ for distribution between the Vendors according to their respective entitlements but the New Zealand Purchaser shall not be bound to see to the distribution thereof and the receipt by LNZ of such purchase prices shall bind the Vendors.

3.7 Subject to the provisions of the Master Agreement, the purchase prices specified in Clauses 3.1, 3.3, 3.4 and 3.5 shall be paid to LNZ by the New Zealand Purchaser on the First
Completion Date in accordance with Clause 19 or as otherwise agreed between the parties.

4.   COMPLETION BALANCE SHEET

4.1 The Vendors shall as soon as reasonably possible and in any event within 45 days of the First Completion Date prepare and provide to KPMG a draft Auditor's Certificate (as defined in Clause 4.2(b) ) and a draft Completion Balance Sheet, comprising a balance sheet of the Assets and Business Liabilities as at the close of business on the First Completion Date. The draft Completion Balance Sheet will be prepared in accordance with the principles set out in Schedule 6 and in the form set out in
Schedule 15.

4.2 The Vendors shall instruct KPMG to commence the audit process in relation to the draft Completion Balance Sheet and provide to the New Zealand Purchaser within 20 Business Days after the delivery of the draft Completion Balance Sheet referred to in Clause 4.1:

(a) a draft audited Completion Balance Sheet (which is complete but for signature by KPMG); and

(b) a draft certificate (the Auditor's Certificate) from KPMG in the form set out in Schedule 16,

(the draft Completion Balance Sheet and the draft Auditor's
Certificate referred to collectively as the Completion Accounts)

4.3(a) For a period of 10 Business Days after delivery of the Completion Accounts to the New Zealand Purchaser, the Vendors must procure that KPMG allows the New Zealand Purchaser's representatives all reasonable access to KPMG staff and working papers, to enable the New Zealand Purchaser's representatives to have such discussions concerning the Completion Accounts as the New Zealand Purchaser may reasonably require. The Vendors' representatives will be entitled to be present at any meetings between the New Zealand Purchaser's representatives and KPMG.

(b) If the Completion Accounts are not disputed by the New Zealand Purchaser within 10 Business Days of their delivery to the New Zealand Purchaser, they shall be accepted in writing by a director of the New Zealand Purchaser (being a director appointed by ABH) by 5.00pm on the tenth Business Day after such delivery and shall then be delivered in final form to both the New Zealand Purchaser and the Vendors. Such documents shall then comprise the final Completion Balance Sheet and the final Auditor's Certificate.

(c) If the Completion Accounts are disputed by the New Zealand Purchaser within 10 Business Days of their delivery to the New Zealand Purchaser, the dispute shall be determined under Clause
4.4 and, following such determination, the Completion Accounts (with such amendments as are necessary having regard to the determination of the Expert) shall forthwith be accepted in writing by a director of the New Zealand Purchaser (being directors appointed by ABH) (and such Completion Accounts, subject to any adjustment necessary to comply with the Expert's final determination, shall then comprise the final Completion Balance Sheet and the final Auditor's Certificate.

4.4(a) In the event of any difference of opinion or dispute (dispute) between the Vendors and the New Zealand Purchaser regarding the compliance of the Completion Accounts with the principles set out in Schedule 6, the New Zealand Purchaser may give notice thereof to the Vendors, within the 10 Business Day period referred to in Clause 4.3(a) , in accordance with Clause 4.4(e) . If the Vendors and the New Zealand Purchaser have not resolved that dispute within 6 Business Days of the New Zealand Purchaser having notified the Vendors of the same, then the dispute must promptly be submitted for determination to the President for the time being of the New Zealand Society of Accountants or his nominee (such nominee being a partner of Ernst & Young or Price Waterhouse with not less than 10 years relevant experience) (the Expert), who will determine the matter or matters in dispute having regard to the principles set out in
Schedule 6.

(b) The Expert will be instructed to finish his determination no later than 10 Business Days after his appointment.

(c) The Expert will act as an expert and not as an arbitrator, and his written determination will be final and binding on the parties in the absence of manifest error and the Completion Accounts will thereupon be deemed to be amended accordingly.

(d) The cost of such determination by the Expert will be borne by the Vendors and the New Zealand Purchaser in such manner as the Expert determines (having regard to the merits of the dispute).

(e)  Notice of any dispute given under Clause 4.4(a)   must:

(i)  detail each of the matters in dispute; and

(ii)ascribe a separate dollar value to each of those matters.

(f)  Despite any other provision of this Agreement, the New
Zealand Purchaser is not entitled to dispute any item in the Completion Accounts unless the amount disputed in relation to that item is greater than $ [CT REQUESTED].

5.   LICENCES PERMITS AND OTHER AUTHORITIES

The Vendors shall, if requested by the New Zealand Purchaser, assist the New Zealand Purchaser to obtain all licences, permits, quotas, consents and other authorisations required under any statute or regulation for it to be able to carry on the Business and to use the Assets in the manner in which (in each case) the Vendors have previously done.

6.   LEASE AGREEMENTS

6.1 Prior to First Completion the Vendors shall pay the charges provided for in, and comply with the other obligations binding on them under, the Leases. The Vendors shall indemnify the New Zealand Purchaser against all Liabilities which may be incurred by the New Zealand Purchaser for any default under any of the Leases occurring either prior to First Completion or after First Completion as a result of an act or omission of the defaulting Vendor prior to First Completion.

6.2 The Vendors must use their best endeavours to obtain all consents which may be required to assign the Leases to the New Zealand Purchaser on or before the First Completion Date or as soon as practicable thereafter on terms acceptable to the New Zealand Purchaser.

6.3 If the Vendors cannot obtain a necessary consent to enable them to assign a Lease to the New Zealand Purchaser by 31 May 1996 or such later date as the parties agree, the relevant Vendor and the New Zealand Purchaser shall meet together and negotiate in good faith with a view to determining an alternative method by which the transfer to the New Zealand Purchaser of the Vendor's rights, and the assumption by the New Zealand Purchaser of the Vendor's obligations under such Lease, can in substance be achieved.

6.4  After First Completion the New Zealand Purchaser shall:

(a) pay the charges provided for in, and comply with all other obligations of the Vendors under, the Leases; and

(b) keep the Vendors indemnified against all Liabilities which may be incurred by the Vendors in respect of any default by the New Zealand Purchaser under any of the Leases occurring after First Completion.

6.5 The parties acknowledge that the terms of an assignment of a Property Lease to the New Zealand Purchaser shall:

(a)  include a provision (in a form acceptable to the relevant
Vendor) releasing the Vendor from any obligations under the Property Lease unless such a provision is unacceptable to the lessor of that Property Lease;

(b) if required by the lessor of that Property Lease, include a provision requiring the relevant Vendor to confirm or acknowledge that it remains liable in respect of any obligations under the Property Lease; and

(c) if required by the lessor of that Property Lease, include a provision requiring a guarantee of the obligations of the New Zealand Purchaser from any of the Australian Purchasers or the Purchaser's Guarantor or any other form of security in respect of the obligations of the New Zealand Purchaser provided that this Clause shall in no way require ABN or ABH to provide a guarantee of the obligations of the New Zealand Purchaser under any Property Lease.

6.6 The parties shall co-operate with each other and shall use their reasonable endeavours to obtain the agreement of the lessor of a Property Lease to the inclusion of the provision described
in Clause 6.5(a)   in the terms of any assignment of a Property
Lease to the New Zealand Purchaser but the parties acknowledge that the obligation to use reasonable endeavours in accordance with this Clause 6.6 shall at all times be performed consistently with the parties desire that the conditions referred to in Clause 13 should be satisfied by 31 May 1996 or such later date as the parties agree.

6.7This Clause does not apply to the [CT REQUESTED], the [CT
REQUESTED] and the [CT REQUESTED].

7.   FIRST COMPLETION

7.1 Subject to Clause 13, First Completion will take place on the First Completion Date at the offices of the Vendors' solicitors, Russell McVeagh McKenzie Bartleet & Co of The
Shortland Centre, 51-53 Shortland Street, Auckland, New Zealand or at any other place as the Vendors and the New Zealand
Purchaser may agree.

7.2  At First Completion:

(a)  the Vendors shall deliver to the New Zealand Purchaser:

(i) releases of any Security Interests affecting the Assets from all persons holding them;

(ii) duly executed notices of change of ownership of all motor vehicles sold in registrable form together with any warrants of fitness required to be obtained in relation to those motor vehicles;

(iii) duly executed deeds of assignment of the Trade Marks and the Patents and Designs which are registered or the subject of applications for registration in New Zealand;

(iv)  the certificates of registration or deeds of letters patent
(as the case may be) for the registered Trade Marks and the registered Patents and Designs (or, in the case of lost certificates of registration or deeds of letters patent (as the case may be) for New Zealand registered Trade Marks or New
Zealand registered Patents and Designs,

(a) a certified copy of the extract of the relevant register relating to the registration stating that the certified copy is to replace the original certificate or deed (at the cost of the Vendors); or

(b) a statutory declaration, signed on behalf of the relevant Vendor, in a form acceptable to the New Zealand Patent Office which will enable the New Zealand Purchaser to obtain either a replacement certificate of registration or deed of letters patent or a certified copy of an extract of the relevant register stating that a certified copy will replace the original certificate or deed or which will enable the New Zealand Purchaser to be recorded as the proprietor of the relevant Trade Mark, Patent and Design without a need to produce the certificate of registration or deed of letters patent (at the cost of the Vendors);

(v) duly executed assignments of the Hiring Agreements for which the Vendors have been able to obtain consents from the owners of the Hired Plant and Equipment to the assignment of the Hiring
Agreements;

(vi) duly executed assignments of the Property Leases for which the Vendors have been able to obtain consents from the lessors under the Real Property Leases to the assignment of the Real
Property Leases;

(vii) duly executed novations or assignments (as the case may be) of the Business Contracts for which the Vendors have been able to obtain consents to such novations or assignments from the other parties to such Business Contracts;

(viii) each item of Plant and Equipment, Hired Plant and Equipment and Trading Stock at the Sites or at any other place as the Vendors and the New Zealand Purchaser may agree;

(ix) subject to Clause 23, the Business Records at the Sites or at any other place as the Vendors and the New Zealand Purchaser may agree;

(x)  details of the customers of the Business;

(xi) the Technical Data and so much of the Advertising Material as is in its possession and in respect of the remainder will direct the person in whose possession it is to make it available to the New Zealand Purchaser on request;

(xii) other duly executed deeds, instruments and documents as may properly be required to vest legal and beneficial ownership of all of the Assets in the New Zealand Purchaser;

(b) subject to the due performance by the Vendors of the obligations on their part to be performed under paragraph (a) the New Zealand Purchaser will pay the amount of the purchase price which is payable on the First Completion Date, subject to such adjustments as are provided for in this Agreement.

7.3After First Completion, the Vendors shall execute all documents, forms and authorisations and depose to or swear all declarations or oaths, in a form prepared by the New Zealand Purchaser, as may be reasonably required to procure the registration of the New Zealand Purchaser as the proprietor of any Trade Mark or Patent and Design in a country other than New Zealand, in the jurisdiction in which the registration or application for registration for that Trade Mark or Patent and Design exists.

7.4First Completion of the sale and purchase of each Asset is dependent on the simultaneous completion of the sale and purchase of each other Asset.

7.5If requested by the Vendors not less than seven days before First Completion, the New Zealand Purchaser will immediately make application to the other party to any agreement which is to be assigned to the New Zealand Purchaser under this Agreement for approval to the assignment.

7.6The Purchasers will co-operate fully with the Vendors in endeavouring to obtain all consents and other approvals which may be required or contemplated in connection with the transactions provided for in this Agreement.

8.      PASSING OF PROPERTY

8.1Property in all of the Assets will pass to the New Zealand
Purchaser (and, in particular, the New Zealand Purchaser will become entitled to the benefit of the Goodwill) on payment by the New Zealand Purchaser of the amount payable on the First
Completion Date.

9.   RISK

All Assets remain at the risk of the Vendors until First
Completion.

10.   BOOK DEBTS

10. 1The Book Debts will remain the property of the Vendors and the Vendors may require payment, and institute proceedings for the recovery, of any such Book Debts.

10.2The Vendors request and authorise the New Zealand Purchaser to collect and receive payment of any of the Book Debts and in the ordinary course of carrying on the Business, the New Zealand Purchaser shall, for a period of three months after the First Completion
Date, use its best endeavours to collect those debts.

10.3If, after First Completion, the New Zealand Purchaser receives any amount which is expressed to be made in payment of any Book Debt, the New Zealand Purchaser shall pay it to the relevant Vendor within 7 days of receipt and in the meantime shall hold it in trust for that Vendor.

10.4If, after First Completion, the New Zealand Purchaser receives a payment from any customer of the Business which is not expressly appropriated by the customer in favour of a Vendor or the New Zealand Purchaser, then that payment will be applied in payment of the Book Debts (other than a Book Debt subject to a dispute in good faith).

10.5The Vendors shall forward to each customer of the Business who at First Completion is indebted to the Vendors a letter in a form approved by the New Zealand Purchaser advising those customers of the sale contemplated by this Agreement.

11.MOTOR VEHICLES

The cost of any notice of change of ownership and any warrant of fitness required to be obtained in relation to any motor vehicle shall be borne by the Vendors but the costs of the preparation and lodging of any notices of acquisition or other documents required to be lodged under the relevant motor vehicle legislation and all stamp and other duties payable with respect to the transfer of ownership of the vehicles shall be borne by the New Zealand Purchaser.

12.   EMPLOYEES

12.1At least 14 Business Days prior to First Completion, the New Zealand Purchaser will offer or procure an offer of employment, conditional on First Completion and effective from First Completion, to all of the employees listed in the Employee List and any other persons employed by the Vendors in relation to the Business prior to First Completion on terms and conditions which are no less favourable than the terms of employment of, and involve substantially the same duties as those of, the employee with CNZ, Kiwi or LNZ (as the case may be) at the First Completion Date.

12.2If any employee accepts an offer of employment made pursuant to Clause 12.1 (an "acquired employee") then CNZ, Kiwi or LNZ (as the case may be) shall immediately release that employee from his or her employment with effect from First Completion.

12.3Each party shall use its best endeavours to ensure that all of the employees to whom offers of employment are made pursuant to Clause 12.1, accept the offers made.

12.4The Vendors shall be responsible (and shall indemnify the New
Zealand Purchaser against all claims) for:

(a) the salary and wages (including any allowances or benefits) of all the acquired employees arising from service in respect of the period up to and including the First Completion Date, from which date the New Zealand Purchaser will be responsible for them; and

(b) all taxes (including fringe benefits tax and P.A.Y.E.) payable on the salary and wages (including any allowances or benefits) of all the acquired employees arising from service in respect of the period up to and including the First Completion Date (whether such taxes become due before, on or after the First Completion Date).

12.5Subject to performance of the obligations of the Vendors under Clause 12.4, the New Zealand Purchaser shall indemnify the Vendors against all claims for:

(a) salary and wages (including any allowances or benefits), holiday pay (including applicable loadings), and other leave entitlements which are or may become payable to any acquired employee under any contract of employment or statutory entitlement arising from service after the First Completion Date; and

(b) all taxes (including fringe benefits tax and payroll tax) payable on the salary and wages (including any allowances or benefits) of all the acquired employees arising from service after the First Completion Date.

12.6The Vendors shall indemnify the New Zealand Purchaser against all Liabilities in respect of all accident compensation, common law and any other claims in relation to any acquired employee arising from service prior to and including the First Completion Date (but excluding any accident compensation premiums in respect of any period after the First Completion Date). The New Zealand Purchaser shall indemnify the Vendors against all Liabilities in respect of all accident compensation, common law and any other claims in relation to any acquired employee arising from service after the First Completion Date.

12.7(a) The New Zealand Purchaser shall use its best endeavours to procure that the trustee of the relevant New Zealand
Purchaser's Fund offers all Transferring Members membership in the relevant New Zealand Purchaser's Fund as from the First
Completion Date.

(b)  The trustee's offer under paragraph (a)   to Transferring
Members shall be on terms under which the Transferring Member may, if he or she so elects, have paid to the New Zealand Purchaser's Fund his or her Transfer Amount under the relevant [CT REQUESTED].

(c) The Transfer Amount transferred pursuant to paragraph (b) , and any interest payable on the Transfer Amounts under Clause
12.11, must be:

(i) in relation to Transferring Members who are members of the [CT REQUESTED] Retirement Plan or the [CT REQUESTED], fully vested in the relevant Transferring Member upon the Transferring
Member ceasing to be a Member of the relevant New Zealand
Purchaser's Fund; or

(ii) in relation to Transferring Members who are members of the [CT REQUESTED] Plan, fully vested in the relevant Transferring
Member and must be preserved to the same extent applicable under the [CT REQUESTED] Plan.

12.8LNZ and CNZ shall use their best endeavours to ensure that the trustees of the CNZ Funds comply with their obligations under their respective trust deeds and that they co-operate with the New Zealand Purchaser in the performance by the New Zealand Purchaser of its obligations under Clause 12.7.

12.9As soon as practicable after the First Completion Date LNZ must cause the CP Actuary to make a calculation, as at that date, of the Transfer Amount in respect of each Transferring Member who is a member of the Containers Packaging Superannuation Benefits Plan.

12.10In the event of the New Zealand Purchaser's Actuary disputing the calculation by the CP Actuary under Clause 12.9 the dispute is to be determined by an actuary appointed jointly by LNZ and the New Zealand Purchaser or, if they do not agree on the person to be appointed within fourteen (14) days of one party requesting appointment, the actuary appointed by the President for the time being of the Institute of Actuaries of Australia at the request of either LNZ or the New Zealand Purchaser. The decision of the actuary is to be conclusive and binding on the parties, in the absence of manifest error, and is to apply in substitution for the amounts calculated under Clause 12.9. LNZ and the New Zealand Purchaser must each pay one half of the actuary's costs and expenses in connection with the reference. The actuary is to be appointed as an expert and not as an arbitrator. The actuary will have an absolute discretion in deciding the procedures for determination of the dispute.

12.11LNZ and CNZ shall use their reasonable endeavours to procure that the relevant trustee of the CNZ Funds pays to the trustee of the relevant New Zealand Purchaser's Fund by the LNZ and CNZ Payment Date, in respect of each Transferring Member who accepts the
offer under paragraph (a)   of Clause 12.7, the Transfer Amount
calculated as at the First Completion Date together with interest (accruing daily) on the Transfer Amount from the First Completion Date until payment at the percentage rate equal to the current declared earning rate of the relevant CNZ Fund.

12.12Subject to receipt of the Transfer Amount by the relevant
New Zealand

Purchaser's Fund under Clause 12.11 the New Zealand Purchaser shall ensure that the relevant New Zealand Purchaser's Fund confers benefits on Transferring Members, in respect of benefit accruals and terms from the First Completion Date, which as a whole are no less favourable than those applicable to the Transferring Members under the relevant CNZ Fund as at the First Completion Date.

12.13If the total of the Transfer Amounts payable to the trustee of the relevant New Zealand Purchaser's Fund under Clauses 12.7 and 12.11 (including any interest payable on the Transfer Amounts under Clause 12.11), is not paid in full on the LNZ and CNZ Payment Date, LNZ and CNZ (as the case may be) shall pay to the trustee of the relevant New Zealand Purchaser's Fund by close of business on the seventh day after the LNZ and CNZ Payment Date an amount equal to:

(a) any shortfall between the payments made by the trustees of the CNZ Funds to the trustee of the relevant New Zealand
Purchaser's Fund, under Clause 12.11, and the total of the Transfer Amounts (including any interest payable on the Transfer
Amounts under Clause 12.11); or

(b)  if no Transfer Amounts are paid, the total of the Transfer
Amounts (including any interest payable on the Transfer Amounts under Clause 12.11).

PROVIDED THAT the shortfall amount or the total of the Transfer Amounts (including any interest payable on the Transfer Amounts under Clause 12.11) (as the case may be) shall be adjusted to cover the period between the LNZ and CNZ Payment Date and the date on which payment is actually made. If the payment by LNZ and CNZ (as the case may be) will attract tax in the New Zealand Purchaser's Fund it shall be increased so that the amount remaining after provision for tax represents the shortfall amount or the total of the Transfer Amounts (including any interest payable on the Transfer Amounts under Clause 12.11) (as the case may be).

12.14For the purposes of this Clause 12, the following expressions shall have the following meanings:

[CT REQUESTED] means:

(i)  the [CT REQUESTED];

(ii)  the [CT REQUESTED], established by [CT REQUESTED]; and

(iii) the [CT REQUESTED], which is a superannuation fund established and operated by [CT REQUESTED] Australia.

CP Actuary means the actuary (or company or firm making available the advice of an actuary) appointed in accordance with the provisions of the trust deed of the Containers Packaging
Superannuation Benefits Plan.

LNZ and CNZ Payment Date means the date or dates which is or are fourteen (14) days after the First Completion Date.

New Zealand Purchaser's Actuary means an actuary (or a company or firm making available the advice of an actuary) appointed by the New Zealand Purchaser for the purposes of this Clause 12.

New Zealand Purchaser's Fund means, in respect of each Transferring Member, a superannuation fund or funds which is or are:

(i)  complying with all relevant legislation; or

(ii)  capable of complying with all relevant legislation; and

(iii) nominated in writing by the New Zealand Purchaser not less than five Business Days prior to the First Completion Date in respect of that Transferring Member, or in respect of a class of Transferring Members which includes that Transferring Member.

Transfer Amount means as at the First Completion Date:

(c) in the case of Transferring Members who are members of the [CT REQUESTED], an amount equal to the sum of the Transferring
Member's Member Account and the Transferring Member's Employer
Account;

(d) in the case of Transferring Members who are members of the [CT REQUESTED] an amount equal to the sum of the Transferring
Member's Member Accumulation and the Transferring Member's
Employer Accumulation; and

(e) in the case of Transferring Members who are members of the [CT REQUESTED] Plan:

(i) if the Transferring Member has any accumulation account balances, the aggregate of the Transferring Member's total accumulation account balances (where appropriate) in the [CT REQUESTED] Benefits Plan at the First Completion Date including the Transferring Member's:

1.   Accumulation Account as defined in the trust deed of the [CT
REQUESTED];

2. [CT REQUESTED] Account Balance as defined in the trust deed of the [CT REQUESTED]; and

3. [CT REQUESTED] Balance as defined in the trust deed of the [CT REQUESTED]; and

(ii) if the Transferring Member has any other benefit or interest in the [CT REQUESTED] an amount equal to the Transferring Member's actuarial reserve under the [CT REQUESTED] as determined in accordance with Clauses 12.9 and 12.10.

PROVIDED HOWEVER that if the New Zealand Purchaser's Actuary considers that the methodology or assumptions used for the purposes of this definition, and set out in this paragraph (c) , are manifestly unreasonable and has notified LNZ prior to the date five days prior to the First Completion Date of the basis on which the New Zealand Purchaser's Actuary considers that the methodology or assumptions are manifestly unreasonable, then:

(iii) LNZ and the New Zealand Purchaser shall meet forthwith to attempt to resolve the disagreement;

(iv)  if the disagreement is not resolved pursuant to sub-
paragraph (iii)   of this paragraph (c)   within fourteen (14)
Business Days after the date five days prior to the First Completion Date, then, unless the parties agree within a further five (5) Business Days on the person to be appointed as the actuary to determine the matter the actuary shall be appointed by the President for the time being of the Institute of Actuaries of Australia at the request of either LNZ or the New Zealand Purchaser;

(v)  if an actuary is appointed pursuant to sub-paragraph (iv)
of this paragraph (c)   the actuary shall be bound to accept the
methodology and the assumptions used for the purposes of this definition, and set out in this paragraph (c) , unless the New Zealand Purchaser satisfies the actuary that the methodology or those assumptions are manifestly unreasonable. The determination of the actuary in this regard shall be conclusive and binding on the parties;

(vi)  if the New Zealand Purchaser satisfies the actuary in
accordance with sub-paragraph (v)   of this paragraph (c)   that
the methodology or assumptions used for the purposes of this definition, and set out in this paragraph (c) , are manifestly unreasonable then the actuary shall determine the appropriate methodology or assumptions (as the case may be) having regard to all relevant considerations. The decision of the actuary in this regard shall be conclusive and binding on the parties, in the absence of manifest error, and is to apply in substitution for the terms of this definition;

(vii) the actuary shall have an absolute discretion in deciding the procedures for determining the disagreement;

(viii) the actuary is to be appointed as an expert and not as an arbitrator;

(ix)  the actuary shall make a determination under sub- paragraph
(v)   of this paragraph (c)  , and if required under
sub-paragraph (vi)   of this paragraph (c)  , within ten (10)
Business Days, or such longer period as the parties may agree, after the actuary's appointment;

(x) the costs and expenses associated with the actuary's appointment shall be paid as follows:

1.   if the actuary is not satisfied as required by sub-paragraph
(v)   of this paragraph (c)   - by the New Zealand Purchaser; and

2. in all other cases - LNZ and the New Zealand Purchaser shall each pay one half.

Transferring Member means a member of any of the CNZ Funds who accepts the New Zealand Purchaser's offer of employment made pursuant to Clause 12.1.

13.   CONDITIONS

13.1This Agreement is conditional on:

(a) ABN Security Pty Ltd, ABN Holdings Pty Ltd, ABN Pacific Pty Ltd and the Purchaser's Guarantor executing on the date of this Agreement the Australian Sale Agreement (it being acknowledged that First Completion of this Agreement is conditional upon completion of the Australian Sale Agreement and vice versa);

(b) the novation or assignment of the Material Contracts to the New Zealand Purchaser;

(c) no material adverse change in the Assets, the Liabilities, trading or financial position, profitability, operations, management or prospects of the Business taking place between the date of execution of this Agreement and the First Completion Date resulting in the Senior Debt Provider(s) failing to provide funding to the New Zealand Purchaser, the Business Purchaser, the Fortronic Shares Purchaser or the Purchaser's Guarantor in accordance with the terms of the Senior Debt Facilities Terms Sheet;

(d) the execution of such documents as LM shall require providing for the advance by LM or its nominee of funds to the Purchaser's Guarantor upon such terms and conditions as LM shall reasonably require provided that the terms and conditions are consistent with the terms set out in the Subordinated Debt Terms Sheet; and

(e) if there is a Shortfall (as defined in the Underwriting Agreement), the execution of a Shareholders Agreement by ABNH and LM or its nominee substantially on the terms set out in the terms sheet contained in Schedule 2 to the Underwriting Agreement.

13.2The New Zealand Purchaser may waive any of the conditions
referred to in Clauses 13.1(b)  -(c)   inclusive.

13.3The parties shall each co-operate with the other and do all things reasonably necessary to procure that this Agreement does become binding under this Clause.

13.4Without limiting the generality of Clause 13.3:

(a) every party shall make all necessary and appropriate applications and supply all necessary and appropriate information for the purpose of enabling this Agreement to become binding under this Clause;

(b)  no party may withdraw or procure the withdrawal of any
application made or information supplied under paragraph (a)   of
this Clause 13.4;

(c) no party may take any action that would or would be likely to prevent or hinder completion of this Agreement if this Agreement becomes binding; and

(d) each party shall supply to the other copies of all applications made and all information supplied for the purpose of enabling this Agreement to become binding under this Clause.

13. 5If any of the conditions referred to in this Clause have not been fulfilled by 31 May 1996 or such later date as the parties agree, this Agreement will cease and be of no further effect and afterwards no party will have any rights or obligations under it except that the New Zealand Purchaser and the Purchaser's Guarantor shall ensure that all information obtained by any of them (or any of their employees or agents) relating to the Business and the Assets, is kept entirely secret and confidential and is not disclosed nor made use of in any way or by any person without the prior consent of the Vendors.

14.   NON-COMPETITION

14.1For the sole purpose of protecting the New Zealand Purchaser in respect of the Goodwill of the Business, the Vendors hereby undertake to the New Zealand Purchaser that neither they nor any of their Related Bodies Corporate will for a period of:

(a)  [CT REQUESTED];

(b)  [CT REQUESTED];

(c)  [CT REQUESTED];

(d)  [CT REQUESTED];

(e)  [CT REQUESTED];

and within:

(i)  the State of [CT REQUESTED];

(ii)  the State of [CT REQUESTED];

(iii)  the State of [CT REQUESTED];

(iv)  the State of [CT REQUESTED];

(v)  the State of [CT REQUESTED];

(vi)  the State of [CT REQUESTED];

(vii)  the [CT REQUESTED];

(viii)  the [CT REQUESTED];

(ix)  anywhere in the [CT REQUESTED];

(x)  anywhere in [CT REQUESTED];

(xi)  anywhere in [CT REQUESTED];

(xii)  anywhere in [CT REQUESTED];

(xiii)  anywhere in [CT REQUESTED];

(xiv)  anywhere in [CT REQUESTED];

(xv)  anywhere in [CT REQUESTED];

(xvi)  anywhere in [CT REQUESTED];

(xvii)  anywhere in the [CT REQUESTED];

(xvii)  anywhere in [CT REQUESTED];

(xix)  anywhere in [CT REQUESTED];

(xx)  anywhere in [CT REQUESTED];

(xxi)  anywhere in [CT REQUESTED];

(xxii)  anywhere in [CT REQUESTED];

(xxiii)  anywhere in [CT REQUESTED];

(xxiv)  anywhere in [CT REQUESTED];

(xxv)  anywhere in [CT REQUESTED]; or

(xxvi)  anywhere in [CT REQUESTED] other than (xi)  -(xxv)
(inclusive);

do any one or more of the following:

(a) be directly or indirectly engaged, concerned or interested whether on their own account or as a member, shareholder, consultant, agent, beneficiary, trustee or otherwise in any enterprise, corporation, firm, trust, joint venture or syndicate which is [CT REQUESTED];

(b) on their own account or for any person, enterprise, firm, trust, joint venture or syndicate [CT REQUESTED];

(C)on their own account or for any person, enterprise, firm, trust, joint venture or syndicate [CT REQUESTED];

(D)on their own account or for any person, enterprise, firm, trust, joint venture or syndicate [CT REQUESTED];

(E)personally or by their employees or agents or by circulars, letters or advertisements whether on their own account or for any other person, enterprise, firm, trust, joint venture or syndicate
[CT REQUESTED]; or

(F)use any Trade Mark or any trade mark which is substantially identical or deceptively similar to a Trade Mark:

(i) where that trade mark is registered for goods, in respect of the same goods or goods of the same description as or services which are closely related to the goods for which the Trade Mark is registered or applied for (as the case may be); or

(ii) where that trade mark is registered for services, in respect of services the same as or of the same description as or goods closely related to the services for which the Trade Mark is registered or applied for (as the case may be);

except that the foregoing will not restrict the Vendors nor any of their Related Bodies Corporate from either directly or indirectly:

(aa)holding or acquiring in aggregate not more than [CT
REQUESTED] of the issued ordinary shares in the capital of any body corporate listed on any stock exchange of any of the countries referred to in Clause 14.1;

(bb)holding or acquiring shares in any corporation or an interest in any entity that conducts a business referred to in paragraph
(a)   above:

(i) which business comprises less than [CT REQUESTED] of the annual gross sales of such corporation or entity from time to time; or

(ii) which business comprises more than [CT REQUESTED] of the annual gross sales of such corporation or entity if that business is disposed of to a party other than the Vendors or any Related Body Corporate of the Vendors within 18 months after reaching that percentage; or

(cc)holding or acquiring shares or securities in the New Zealand
Purchaser or any Related Body Corporate of the New Zealand
Purchaser.

14.2The Vendors acknowledge that each of the prohibitions and restrictions contained in the provisions of Clause 14.1:

(a) will be read and construed and will have effect as a separate severable and independent prohibition or restriction and will be enforceable accordingly;

(b) is reasonable as to period, territorial limitation and subject matter; and

(c) confers a benefit on the New Zealand Purchaser which is no more than that which is reasonably and necessarily required by the New Zealand Purchaser for the maintenance and protection of the Goodwill sold to the New Zealand Purchaser under this Agreement.

It is the intention of the parties that all combinations of the prohibitions and restrictions will apply and be enforceable and that only those which a court, in exercising its discretion, may hold to be an unreasonable restraint of trade will be severed.

15.   OBLIGATIONS OF THE VENDORS IN RELATION TO THE BUSINESS
PRIOR TO THE FIRST COMPLETION DATE

Prior to the First Completion Date, except as expressly disclosed in this Agreement or consented to by the New Zealand Purchaser
(such consent not to be unreasonably withheld), the Vendors:

(a) shall procure that the Business is conducted only in the ordinary course, which includes the maintenance of all existing insurance policies;

(b) shall use all reasonable endeavours to preserve the Goodwill;

(c) shall not enter into a capital commitment involving an amount in excess of $ [CT REQUESTED] or declare itself trustee of or encumber any assets or dispose of or deal with any assets other than in the ordinary course of business and for full market value or make any unusual or extraordinary expenditures;

(d) shall not enter into or terminate any contract or commitment or engage in any activity or transaction not in the ordinary course of business; and

(e) shall procure that the Business is conducted so as to comply in all material respects with all applicable laws and regulations.

16.   SUBSISTING ORDERS AND CONTRACTUAL OBLIGATIONS

16.1The Vendors must use their best endeavours to enable the New Zealand Purchaser to obtain the full benefit of the Business Contracts from the close of business on the First Completion Date. The Vendors must also use their best endeavours to obtain an assignment or novation of each Business Contract to the New Zealand Purchaser on or before the First Completion Date or as soon as practicable after the First Completion Date on terms reasonably acceptable to the New Zealand Purchaser.

16.2If the Vendors cannot obtain a necessary consent to enable them to assign or novate a Business Contract to the New Zealand Purchaser by 31 May 1996 or such later date as the parties may agree, the Vendors and the New Zealand Purchaser shall meet together and negotiate in good faith alternative arrangements for conferring the benefit of such Business Contract upon the New Zealand Purchaser.

16.3The Vendors shall indemnify the New Zealand Purchaser against all Liabilities which may be incurred by the New Zealand
Purchaser in relation to any breach of or failure to fulfil any of the Business Contracts occurring either prior to First
Completion or after First Completion as a result of an act or omission of the Vendors prior to First Completion.

16.4As from First Completion, the New Zealand Purchaser is entitled to the benefit of:

(a) all contracts (other than contracts of the type specifically dealt with elsewhere in this Agreement and any contracts for the provision of financial accommodation to the Vendors) entered into in the ordinary course of business by the Vendors in connection with the Business and subsisting at that time;

(b) all orders received by the Vendors in the ordinary course of business for the supply of goods or services by the Business and remaining unsatisfied at that time; and

(c) all orders placed by the Vendors in the ordinary course of business for the supply of goods or services to the Business and remaining unsatisfied at that time.

16.5As from First Completion, the New Zealand Purchaser shall assume responsibility for performance of the contracts and orders referred to in Clause 16.4 and the Business Contracts and shall indemnify the Vendors against all Liabilities which may be incurred by the Vendors in relation to any breach of or failure to fulfil any such contract or order occurring after First Completion.

17.LIABILITIES OF THE VENDORS

17.1Subject to Clause 17.2, from First Completion the New Zealand Purchaser assumes responsibility for the Business Liabilities up to the maximum amount for the Business Liabilities shown in the Final Completion Balance Sheet. The New Zealand Purchaser indemnifies the Vendors and agrees to hold harmless the Vendors from and against all liability or loss arising directly or indirectly from, and any costs, charges and expenses incurred by them in connection with, such Business Liabilities.

17.2Other than the liabilities that the New Zealand Purchaser assumes pursuant to Clause 17.1, all Liabilities of the Vendors in connection with the Business remain the responsibility of the Vendors and subject to the provisions of the Master Agreement, the Vendors indemnify the New Zealand Purchaser against all such Liabilities.

17.3The indemnities given in this Clause:

(a) do not apply in respect of any breach by the Vendors of any Warranty or any Liability incurred by any person as a result of a breach of a Warranty; and

(b)  are not affected by any Vendor Disclosed Material.

18.   WARRANTIES

18.1The Vendors represent and warrant to the New Zealand
Purchaser (who as

a result have been induced to enter into this Agreement) that except as expressly disclosed in this Agreement or consented to by the New Zealand Purchaser each of the statements made in Part
1 of Schedule 5 is correct in all material respects.

18.2All warranties and conditions which would otherwise be implied in this

Agreement are excluded to the maximum extent permitted by law and the New Zealand Purchaser acknowledges that:

(a) neither the Vendors nor any person acting on their behalf has made any representation or given any warranty in relation to the Assets or Business other than the representations and warranties expressly contained in this Agreement; and

(b) it has made, and relies upon, its own searches, investigations and enquiries in respect of the Assets and the Business.

18.3To the maximum extent permitted by law, the New Zealand Purchaser irrevocably waives any right it may have to bring an action under the Companies Act 1955, the Companies Act 1993, the Fair Trading Act 1986 or at common law in respect of any representation or statement made by the Vendors or any of their directors, employees, agents or advisers.

18.4The Vendors shall indemnify the New Zealand Purchaser against all Liabilities which may be incurred by the New Zealand
Purchaser as a result of a breach of this Clause.

18.5Each of the Warranties given by the Vendors in respect of the Assets or the Business and each of the warranties given by the New Zealand Purchaser and the Purchaser's Guarantor:

(a) will, subject to Clause 18.6, remain in full force and effect after the First Completion Date despite First Completion;
and

(b) is given as at the date of this Agreement and as at the time immediately before First Completion.

18.6Despite any other provision of this Agreement:

(a) subject to paragraph (b) , the Vendors are not liable to make any payment (whether by way of damages or otherwise) for any breach of any representation or warranty unless a claim is made in writing by the New Zealand Purchaser (setting forth in reasonable detail the nature of the claim and the damages sought to the extent the amount can reasonably be determined) on or before the date 18 months after the First Completion Date;

(b) the Vendors are not liable to make any payment (whether by way of damages or otherwise) for any breach of any Warranty in
Schedule 5 under the heading "Environment" unless a claim is made by the New Zealand Purchaser (setting forth in reasonable detail the nature of the claim and the damages sought to the extent the amount can reasonably be determined) on or before the date three years after the First Completion Date;

(c) the Vendors are not liable to make any payment (whether by way of damages or otherwise) for any breach of Warranty 44 under the heading "Environment" unless the New Zealand Purchaser is required to take action as a result of the service of a notice by an authority administering the Environmental Law in the relevant jurisdiction or it is necessary for the New Zealand Purchaser to take action in order for the New Zealand Purchaser to continue to conduct the Business as it is currently conducted;

(d) the New Zealand Purchaser shall take all reasonable steps to mitigate any loss which may give rise to a claim against the Vendors for breach of or non-compliance with any of the provisions of this Agreement, including breach of any of the Warranties; and

(e) if the Vendors have made a payment to the New Zealand Purchaser in connection with breach of any representation, warranty or obligation and the New Zealand Purchaser receives a payment from a third party in connection therewith, the New Zealand Purchaser shall promptly pay to the Vendors an amount equal to the lesser of the payment from the Vendors and the payment from the third party.

18.7Where the New Zealand Purchaser is entitled under this Agreement to recover from the Vendors an amount in respect of any loss or damage suffered by it as a result of any breach of any representation, warranty or obligation by the Vendors and that loss or damage is covered by an insurance policy held by the New Zealand Purchaser, the New Zealand Purchaser shall make a claim under the relevant policy, will assign the benefit of the policy to the Vendors and shall co- operate with the Vendors in this regard and the Vendors will comply with their obligations under this Clause. Nothing in this Clause requires the New Zealand Purchaser to maintain any insurance policy.

18.8If a claim is made by any person against the New Zealand
Purchaser which if satisfied or paid by the New Zealand Purchaser would permit the New Zealand Purchaser to make a claim against the Vendors in accordance with this Agreement:

(a) the New Zealand Purchaser shall immediately give notice of the claim to the Vendors; and

(b) the Vendors shall within 21 days after receipt of that notice either:

(i) cause the New Zealand Purchaser to be put in sufficient funds to satisfy or pay the claim; or

(ii) by notice to the New Zealand Purchaser request the New Zealand Purchaser not to satisfy or pay the claim in whole or in part but at the expense and direction of the Vendors to take such action (including legal proceedings) as the Vendors may direct to avoid, dispute, defend, appeal or compromise the claim and any adjudication of it and the Vendors shall also cause the New Zealand Purchaser to be immediately put (and afterwards maintained) in sufficient funds in sufficient time to pay all reasonable costs and expenses of the action directed by the Vendors (excluding internally-generated costs and expenses of the New Zealand Purchaser) and (subject to this) the New Zealand Purchaser shall comply with the reasonable directions of the Vendors.

18.9Each of the Warranties is subject to any Vendor Disclosed
Matters and the New Zealand Purchaser shall not have any claim for breach of any Warranty in connection with a Vendor Disclosed
Matter.

18.10The New Zealand Purchaser represents and warrants to the Vendors (who as a result have been induced to enter into this Agreement) that except as expressly disclosed in this Agreement or consented to by the Vendors each of the statements made in Part 2 of Schedule
5 is correct in all respects.

18.11The Purchaser's Guarantor represents and warrants to the Vendors (who as a result have been induced to enter into this Agreement) that except as expressly disclosed in this Agreement or consented to by the Vendors each of the statements made in Part 3 of Schedule
5 is correct in all respects.

 19.   METHOD OF PAYMENT

All payments required to be made under this Agreement must be tendered either in cash or by a draft or cheque drawn by a bank.

20.   KNOW HOW

20.1For the sole purpose of protecting the New Zealand Purchaser in respect of the acquisition evidenced by this Agreement the Vendors covenant with the New Zealand Purchaser that, subject to Clause 20.2, they will not, after the date of this Agreement, without the prior written consent of the New Zealand Purchaser, disclose any of the Know How to any person other than the New Zealand Purchaser or use any of the Know How.

20.2Clause 20.1 does not apply to and the Vendors are not in default under it by reason of making the following disclosures of the Know How:

(a) so much as is now or may afterwards become in the public domain without default by the Vendors;

(b) so much as is reasonably disclosed by the Vendors in order to comply with their obligations under Clause 15; and

(c) so much as is reasonably disclosed by the Vendors under any Court order or legislation (including any legally binding order of any governmental or semi-governmental agency or authority).

20.3Prior to any disclosure in reliance on Clause 20.2(c) , the Vendors shall give notice to the New Zealand Purchaser with details of the circumstances of the proposed disclosure and of the relevant information to be disclosed. The Vendors shall (where entitled to do so) request that the information only be disclosed on confidential terms, and shall take reasonable steps to minimise the amount of information which is disclosed.

21.   TIME

21. 1Time is of the essence of this Agreement. However neither the Vendors nor the New Zealand Purchaser is at liberty to exercise any right or remedy (other than those set out in Clause 22) arising out of the default of any of the others in performing or observing any of the terms of this Agreement unless:

(a) notice is given to the relevant party specifying the default and stating the intention of the party giving the notice to enforce its rights and remedies if the default is not made good and the proper legal costs incurred by it as a result of the default are not paid within the period specified in the notice (being not less than 14 days from the giving of the notice); and

(b) the relevant party fails within that period to remedy the default and pay those costs.

21.2If a notice is given under Clause 21.1 prior to First
Completion which

states that unless the default is remedied and the costs paid the Agreement will be treated as having been repudiated by the party in default, and the default is not remedied and the costs are not paid within the period specified in the notice, then the Agreement will be deemed to have been repudiated on the expiration of that period.

22.   INTEREST ON DEFAULT

22. 1If any party defaults for more than seven days in payment of any money payable under this Agreement that party shall, if demand is made, pay interest at the Penalty Interest Rate on the amount in default from the time it fell due until that amount has been paid in full.

22.2The right to require payment of interest under this Clause will be without prejudice to any other rights and remedies of the party requiring that payment in respect of the default.

23.   BOOKS AND RECORDS

All Business Records will become the property of the New Zealand Purchaser except where they are required by law to be kept by the Vendors. As from First Completion, each party shall allow the other parties, their advisers and representatives to have access at all reasonable times to the Business Records and to take extracts from or copies of them.

24.   CONFIDENTIALITY

24.1The New Zealand Purchaser undertakes to the Vendors that prior to the First Completion Date it and its employees and agents will keep entirely secret and confidential all information concerning the Business and the Assets and will not disclose the information to any person other than the Vendors and will not make any use of, or enable any other person to make use of, that information without the prior written consent of the Vendors.

24.2Subject to Clause 24.3 no party may make any disclosure in relation to the purchase price payable or any other terms of this Agreement.

24.3Clause 24.2 does not apply to any disclosure which is required by law or by the rules of any stock exchange.

25.   SUPPLY ARRANGEMENTS

25.1The Vendors shall use their best endeavours to procure that [CT REQUESTED] described in Schedule 20 ([CT REQUESTED]) to the [CT REQUESTED] for a period of [CT REQUESTED] from the date of this Agreement (the Relevant Period) on the same terms and conditions (including those relating to prices and quantities) as those Supply Arrangements are being provided to the Business as at the date of this Agreement (the [CT REQUESTED]). The New Zealand Purchaser agrees to [CT REQUESTED] of the [CT REQUESTED] to [CT REQUESTED] for the duration of the Relevant Period.

25.2Clause 25.1 does not apply to any services supplied pursuant to any Business Contract that is assigned or novated to the New
Zealand Purchaser pursuant to Clause 16.

26.   COSTS AND STAMP DUTY

Each party shall bear its own costs arising out of the negotiation, preparation and execution of this Agreement. All stamp duty (including fines, penalties and interest) which may be payable on or in connection with this Agreement and any instrument executed under this Agreement shall be borne by the New Zealand Purchaser.

27.NO MERGER

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction.

28.   ASSIGNMENT

The rights and obligations of each party under this Agreement are personal. They cannot be assigned, encumbered or otherwise dealt with and no party shall attempt, or purport, to do so without the prior written consent of all parties. For the avoidance of doubt, this Clause does not operate to prevent the New Zealand Purchaser from assigning, encumbering or otherwise dealing with any of the Assets after First Completion, except to the extent that such a transfer, encumbrance or dealing is specifically prohibited or restricted by other Clauses of this Agreement.

29.   FURTHER ASSURANCES

Each party agrees to do all such things and execute all such deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.

30.   ENTIRE AGREEMENT

The Transaction Documents contain the entire agreement between the parties with respect to their subject matter and supersede all prior agreements and understandings between the parties in connection with them.

31.   NO WAIVER

No failure to exercise nor any delay in exercising any right, power or remedy by a party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

32.NOTICES

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a) must be in writing and signed by a person duly authorised by the sender;

(b) must either be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

(i)  to the Vendors and the Vendors' Guarantor:679 Victoria
Street Abbotsford, Victoria Australia

Attention:The Company Secretary Fax No:61 3 9320 8392

(ii)  to the New Zealand Purchaser and the Purchaser's
Guarantor:49th Floor 200 Park Avenue New York, New York, United
States of America

Attention:Mr M Weismann Fax No:1 212 582 9201

 Copy to:Level 28 525 Collins Street Melbourne, Victoria
Australia

Attention:Mr P Ickeringill Fax No:61 3 9614 1329

(c)  will be taken to be duly given or made:

(i)  in the case of delivery in person, when delivered;

(ii) in the case of delivery by post two Business Days after the date of posting (if posted to an address in the same country) or seven business days after the date of posting (if posted to an address in another country);

(iii) in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number and indicating that the transmission had been made without error, but if the result is that a Notice would be taken to be given or made on a day which is not a Business Day in the place to which the Notice is sent or is later than 4.00 pm (local time) it will be taken to have been duly given or made at the commencement of business on the next Business Day in that place.

33.   GOVERNING LAW AND JURISDICTION

The Agreement is governed by the laws of New Zealand. Each party submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this Agreement.

34.   PURCHASER GUARANTEE

34.1Guarantee

In consideration of the Vendors entering into this Agreement and the other Transaction Documents to which they are a party at the request of the Purchaser's Guarantor, the Purchaser's Guarantor:

(a) unconditionally and irrevocably guarantees to the Vendors on demand the due and punctual performance by the New Zealand
Purchaser of all its obligations under the Transaction Documents to which they are a party; and

(b) separately indemnifies the Vendors against any Liabilities which may be incurred or sustained by the Vendors in connection with any default or delay by the New Zealand Purchaser in the due and punctual performance of any of its obligations under the Transaction Documents to which they are a party.

34.2Liability unaffected by other events

The liability of the Purchaser's Guarantor under this Clause is not affected by any act, omission or thing which, but for this provision, might in any way operate to release or otherwise exonerate or discharge the Purchaser's Guarantor from any of its obligations including (without limitation) the grant to the New Zealand Purchaser or any other person of any time, waiver or other indulgence, or the discharge or release of the New Zealand Purchaser or any other person from any obligation.

34.3Continuing guarantee and indemnity

This Clause:

(a) extends to cover the Transaction Documents as amended, varied or replaced, whether with or without the consent of the Purchaser's Guarantor; and

(b)  is a continuing guarantee and indemnity and, despite First
Completion remains in full force and effect for so long as any of the Purchasers has any liability or obligation to the Vendors under the Transaction Documents and until all of those liabilities or obligations have been fully discharged.

35.   VENDOR GUARANTEE

35.1Guarantee

In consideration of the New Zealand Purchaser entering into this Agreement and the other Transaction Documents to it is a party at the request of the Vendors' Guarantor, the Vendors' Guarantor:

(a)  unconditionally and irrevocably guarantees to the New
Zealand Purchaser on demand the due and punctual performance by the Vendors of all their obligations under the Transaction
Documents to which they are a party;  and

(b) separately indemnifies the New Zealand Purchaser against any Liabilities which may be incurred or sustained by the New Zealand Purchaser in connection with any default or delay by the Vendors in the due and punctual performance of any of their obligations under the Transaction Documents to which they are a party.

35.2Liability unaffected by other events

The liability of the Vendors' Guarantor under this Clause is not affected by any act, omission or thing which, but for this provision, might in any way operate to release or otherwise exonerate or discharge the Vendors' Guarantor from any of its obligations including (without limitation) the grant to any of the Vendors or any other person of any time, waiver or other indulgence, or the discharge or release of any of the Vendors or any other person from any obligation.

35.3Continuing guarantee and indemnity

This Clause:

(a) extends to cover the Transaction Documents as amended, varied or replaced, whether with or without the consent of the Vendors' Guarantor; and

(b)  is a continuing guarantee and indemnity and, despite First
Completion, remains in full force and effect for so long as the Vendor has any liability or obligation to the New Zealand
Purchaser under the Transaction Documents and until all of those liabilities or obligations have been fully discharged.

36.   COUNTERPARTS

This Agreement may be executed in any number of counterparts.
All counterparts will be taken to constitute one instrument.

Each attorney executing this Agreement states that he or she has no notice of the revocation of his or her power of attorney.

SIGNED by PAUL J GOODMAN as attorney for CONTAINERS PACKAGING
(N.Z.) LIMITED under power of attorney dated 22 February 1996 in the presence of:

 PATRICK J RYAN Signature

PATRICK RYAN Print Name

) ) ) )

 PAUL GOODMAN Signature

PAUL GOODMAN Print Name



 SIGNED by PAUL J GOODMAN as attorney for LEIGH-MARDON (NZ)
LIMITED under power of attorney dated 22 February 1996 in the presence of:

 PATRICK J RYAN Signature

PATRICK RYAN Print Name

) ) ) )

 P GOODMAN Signature

PAUL GOODMAN Print Name



 SIGNED by PAUL J GOODMAN as attorney for KIWI PACKAGING
(CARTONS) LIMITED under power of attorney dated 22 February 1996 in the presence of:

 PATRICK J RYAN Signature

PATRICK RYAN Print Name

) ) ) )

 P GOODMAN Signature

PAUL GOODMAN Print Name



 SIGNED by MICHAEL W COOK as attorney for ABN NEW ZEALAND LIMITED under power of attorney dated 3 April 1996 in the presence of:

 P. ICKERINGILL Signature

PETER ICKERINGILL Print Name

) ) ) )

 MICHAEL COOK Signature

MICHAEL W COOK Print Name



 SIGNED by MICHAEL W COOK as attorney for AMERICAN BANKNOTE
AUSTRALASIA LIMITED under power of attorney dated 3 April 1996 in the presence of:

 P. ICKERINGILL Signature

PETER ICKERINGILL Print Name

) ) ) )

 MICHAEL COOK Signature

MICHAEL W COOK Print Name



 SIGNED by PAUL J GOODMAN as attorney for CONTAINERS PTY LTD under power of attorney dated 22 February 1996 in the presence of:

 PATRICK J RYAN Signature

PATRICK RYAN Print Name

) ) ) )

 P GOODMAN Signature

PAUL GOODMAN Print Name